Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement, dated as of August 31, 2026 (this “Agreement”), is entered into by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and Owen Kratz, an individual residing in the State of Texas (“Consultant” and, together with the Company, the “Parties”).

WHEREAS, Consultant currently serves as President and Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement, dated as of November 17, 2008, as amended as of May 22, 2020 (as amended, the “Employment Agreement”), by and between the Company and Consultant;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 22, 2026 (the “Merger Agreement”), with Hornbeck Offshore Services, Inc., a Delaware corporation (“Hornbeck”), and the other parties thereto, pursuant to which Hornbeck will become a wholly owned subsidiary of the Company, and the Company will be renamed “Hornbeck Offshore Services, Inc.”;

WHEREAS, effective as of the Closing Date (as defined in the Merger Agreement), the Company will terminate Consultant’s employment as President and Chief Executive Officer of the Company without Cause pursuant to Section 7(e) of the Employment Agreement, in connection with which Consultant will resign from any other position he may hold as an officer or director of the Company or any of its affiliates, and Consultant will execute a Release of Claims in connection with such termination (the “Release”); and

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which Consultant will provide certain consulting services to the Company following the Closing Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Services. During the term of this Agreement, Consultant will provide the Company with such consulting services (the “Services”), for up to 30 hours per month, as are reasonably requested by the Chief Executive Officer of the Company, including, without limitation, services relating to transition and integration, strategic and operational initiatives and customer relations. Consultant will render the Services diligently and in a manner that is reasonably satisfactory to the Chief Executive Officer of the Company.

2. Term and Termination.

(a) The term of this Agreement will begin on the Closing Date and, subject to Sections 2(b) and 2(c) below, will terminate on the one-year anniversary of the Closing Date.

(b) Consultant may terminate this Agreement for any reason prior to the one-year anniversary of the Closing Date on written notice to the Company, effective as of the date specified in such notice.

(c) The Company may only terminate this Agreement prior to the one-year anniversary of the Closing Date on written notice to Consultant, effective as of the date specified in such notice, if Consultant (i) materially breaches any provision of this Agreement, the Release or the Employment Agreement, (ii) commits an act constituting a felony or otherwise involving theft, fraud, gross dishonesty, or moral turpitude or (iii) materially violates the Company’s Code of Business Conduct and Ethics.

(d) For clarity, this Agreement will be effective as of the Closing Date and is conditioned upon the Closing (as defined in the Merger Agreement). If the Merger Agreement is terminated prior to the Closing, this Agreement will be null and void ab initio.

(e) The Company’s entry into this Agreement is conditioned upon Consultant executing and not revoking the Release and the Release becoming effective in accordance with its terms. If the Release does not become effective in accordance with its terms, this Agreement will automatically terminate immediately, and Consultant shall repay to the Company the amount of any portion of the Fee previously received by Consultant within 30 days of written demand from the Company.

3. Fee. In consideration for Consultant’s provision of the Services, the Company will pay to Consultant a fee (the “Fee”) at the annualized rate of $800,000, payable in equal monthly installments in arrears. If this Agreement is terminated prior to the one-year anniversary of the Closing Date pursuant to Section 2(b) or 2(c) hereof, the Company will pay Consultant a prorated portion of the installment for the month in which this Agreement is terminated, and Consultant will have no entitlement to any further installments of the Fee.

4. Independent Contractor Status. Consultant will act in the capacity of an independent contractor with respect to the Company and not as an employee. Nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between Consultant and the Company or any of its affiliates. Consultant will not be, nor represent himself as being, authorized to bind or commit the Company or any of its affiliates to any obligation, contract, or course of action. Consultant is solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to the Fee, including all income taxes, self-employment taxes, and any other applicable taxes. The Company will report the Fee on IRS Form 1099. Consultant will not be eligible to participate in any employee benefit, group insurance, retirement, or compensation plans or programs maintained by the Company or its subsidiaries in his status as a independent contractor. Consultant’s status as an independent contractor will not affect his post-employment rights as a continuing participant in Company-sponsored health and retirement plans, including his eligibility for retiree and/or former-Director coverage under the Company’s group health plan(s), subject to the terms of such plans as in effect from time to time.

5. Confidentiality. Consultant agrees that his obligations relating to confidential information set forth in Section 9(f) of the Employment Agreement will apply also to confidential information of the Company and its affiliates that is disclosed to or known by Consultant as a consequence of or through his engagement with the Company pursuant to this Agreement.

6. Non-Disparagement. Consultant agrees that he will not at any time, whether during the term of this Agreement or thereafter, make any statement, oral or written, that is (a) a disparaging or negative comment concerning the Company or any of its affiliates or any of their respective directors, officers, employees or shareholders or (b) otherwise detrimental to the reputation, business relationships or goodwill of the Company or any such other person. This Section 6 will not be breached by any truthful statements made by Consultant in response to any legal proceedings or regulatory investigations or Consultant’s communication of his good faith opinion about the Company’s business to the Board of Directors or executive officers of the Company in response to a request for such opinion by such persons. Nothing in this Section 6 shall prevent Consultant from filing a charge or providing information to any governmental agency or providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

7. Entire Agreement; Modification; Survival. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, whether written or oral relating to same. This Agreement does not supersede or modify the parties’ continuing obligations pursuant to the Employment Agreement or the Release or the terms of Consultant’s equity grants under the Company’s Long Term Incentive Plan(s). This Agreement may not be modified except by written agreement signed by the Parties. The provisions of Sections 5, 6 and 8 shall survive the expiration or termination of this Agreement.

8. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Texas without giving any effect to the conflict of laws provisions thereof.

9. Notices. All notices pursuant to this Agreement will be in writing and sent certified mail, return receipt requested, by hand delivery or by overnight delivery service addressed as follows:

If to the Company:	Hornbeck Offshore Services, Inc. Attn: General Counsel 103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

If to Consultant:	Owen Kratz 2121 Kirby Drive, Apartment 31-N Houston, Texas 77019

10. Counterparts; Severability; Assignment. This Agreement may be signed and delivered in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provision shall be deemed severable from this Agreement, and the remaining provisions shall remain unaffected and in full force and effect. This Agreement may be assigned by the Company, including to any affiliate of, or successor to the Company by merger, acquisition, or otherwise, but may not be assigned by Consultant.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

THE COMPANY

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Kenneth E. Neikirk
Name:	Kenneth E. Neikirk
Title:	Executive Vice President, General
Counsel and Corporation Secretary

CONSULTANT

By:	/s/ Owen Kratz
Name: Owen Kratz

[Signature page to Consulting Agreement]